Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this registration statement on Form S-3 of Park National Corporation of our report dated February 25, 2009 with respect to the consolidated financial statements of Park National Corporation, and the effectiveness of internal control over financial reporting, which report is incorporated by reference in the Annual Report on Form 10-K of Park National Corporation for the year ended December 31, 2008. We also consent to the reference to us under the heading “EXPERTS” in the prospectus.
/s/ Crowe Horwath LLP
Crowe Horwath LLP
Columbus, Ohio
May 21, 2009